UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Industrial Distribution Group, Inc.

(Name of Registrant as Specified In Its Charter)

PDLP Distribution, LLC
LKCM Private Discipline Master Fund, SPC
LKCM Private Discipline Management, L.P.
LKCM Alternative Management, LLC
Luther King Capital Management Corporation
J. Luther King, Jr.
J. Bryan King

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On April 7, 2008, Luther King Capital Management Corporation issued a press release announcing a proposal to acquire Industrial Distribution Group, Inc. The press release is attached hereto as Exhibit A and incorporated by reference herein.

EXHIBIT A

LKCM PROPOSES ACQUISITION OF INDUSTRIAL DISTRIBUTION GROUP FOR $11.70 PER SHARE

FORT WORTH, Texas—(BUSINESS WIRE)—Luther King Capital Management Corporation announced today that an affiliated investment partnership, LKCM Private Discipline Master Fund, SPC, has made a competing proposal to the Board of Directors of Industrial Distribution Group, Inc. (IDG) to acquire all outstanding shares of IDG common stock at a purchase price of $11.70 per share in cash. The proposal represents a 13.6% premium to the $10.30 per share cash offer of Platinum Equity and its affiliates previously accepted by IDG.

LKCM believes that its proposal will maximize value for IDG stockholders, and it has requested to meet with IDG’s Board of Directors as soon as possible to discuss the proposal.

The text of the letter sent to IDG’s Board of Directors follows:

April 4, 2008

Richard M. Seigel
Chairman of the Board of Directors
Industrial Distribution Group, Inc.
950 East Paces Ferry Road
Suite 1575
Atlanta, Georgia 30326

c/o W. Randy Eaddy, Esq.
Kilpatrick Stockton LLP
1001 West Fourth Street
Winston-Salem, North Carolina 27101

Dear Mr. Seigel:

As you are aware, LKCM Private Discipline Master Fund, SPC and its affiliates (“LKCM” or “we”) beneficially own approximately 14.9% of the outstanding common stock of Industrial Distribution Group, Inc. (“IDG”). On behalf of LKCM, I am pleased to submit this proposal to acquire all outstanding shares of IDG common stock in a transaction that provides IDG stockholders with value that is superior to the proposed transaction with Platinum Equity and its affiliates (“Platinum”).

We propose to acquire all outstanding shares of IDG common stock at a price of $11.70 per share in cash. Subject to satisfactory completion of due diligence, we would execute a definitive agreement covering our proposal. We would be willing to execute a definitive agreement in substantially the same form as IDG’s agreement with Platinum, and thus do not anticipate any delay in negotiations. No closing conditions, other than those required for the Platinum transaction, would be necessary to consummate our proposed transaction with IDG. Our proposal will not be subject to a financing condition.

We are prepared to commence due diligence expeditiously, assuming that we are granted full access to IDG due diligence materials and receive cooperation from IDG management. As contemplated by the agreement for the Platinum transaction, we are willing to execute an appropriate confidentiality agreement in connection with any proprietary information we may receive from IDG.

We are enthusiastic about a transaction with IDG and believe that our proposal will enable the Board of Directors to maximize value for IDG stockholders.

We would like to meet with the Board of Directors as soon as possible to discuss our superior proposal. You may contact us at (817) 332-3235. We look forward to your prompt response.

Sincerely,

/s/ J. Bryan King

J. Bryan King, CFA
LKCM Private Discipline Master Fund, SPC

Additional Information and Where to Find It

This communication does not constitute an offer to buy any securities or a solicitation of any vote or approval or a solicitation of an offer to sell any securities. If LKCM and IDG reach an agreement with respect to the proposed transaction, IDG would file a proxy statement with the Securities and Exchange Commission. The definitive proxy statement would be mailed to stockholders of IDG. INVESTORS AND SECURITY HOLDERS OF IDG ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of any documents filed with the SEC through the website maintained by the SEC at http://www.sec.gov.

LKCM and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding LKCM’s directors and executive officers is available at www.lkcm.com.

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Contact: Jacob D. Smith, Luther King Capital Management Corporation, 817-332-3235